Exhibit 99.1

CONTACT: Kraft Foods
Lisa Gibbons, 847-646-6268
lisa.gibbons@kraft.com

FOR IMMEDIATE RELEASE

July 27, 2006

Kraft Foods to Sell Minute Rice to Better Focus Its Brand Portfolio

NORTHFIELD, Ill.—(BUSINESS WIRE)—July 27, 2006—Kraft Foods Inc. (NYSE:KFT), a global leader in branded food and beverages, announced today that it has agreed to sell its Minute Rice brand and assets to Ebro Puleva, S.A., a leading rice producer and distributor based in Spain, for approximately $280 million. The Minute Rice brand had net revenues of approximately $90 million in 2005.

“Our decision to sell Minute Rice is part of a broader effort at Kraft to focus our portfolio,” said Dave Johnson, President, Kraft North America Commercial. “While Minute Rice is a great brand, our focus is on businesses in which we believe we have a sustainable competitive advantage.”

The sale includes the Minute brand, as well as certain manufacturing equipment.

The sale is expected to generate a one-time gain of $0.10 per share and ongoing dilution is expected to be $0.01 per share, neither of which was included in Kraft’s July 24, 2006 earnings guidance. The gain will be recognized upon closing, which is subject to regulatory approval.

About Kraft Foods

Kraft Foods (NYSE:KFT) is the world’s second-largest food and beverage company. For more than 100 years, we’ve helped people around the world eat and live better. Millions of times a day, in more than 150 countries, consumers reach for their favorite Kraft brands including Kraft cheeses and dinners, Jacobs, Gevalia and Maxwell House coffees, Oscar Mayer meats, DiGiorno pizzas, Oreo cookies, Ritz crackers and chips, Philadelphia cream cheese, Milka and Cote d’Or chocolates, Honey Bunches of Oats cereals, Good Seasons salad dressings and Tang refreshment beverages. Consumers are also adding new products like Tassimo, South Beach Diet and our growing range of better-for-you Sensible Solution options to their shopping baskets, continually expanding their list of Kraft favorites.

For more information on Kraft Foods, please visit our website at www.kraft.com.

About Ebro Puleva, S.A.

Ebro Puleva (www.ebropuleva.com) is a leading Spanish food group in terms of turnover, profit, market capitalization and international presence. Ebro Puleva is a world leader in the rice sector, second worldwide in the pasta sector, the leading sugar group in Spain and No. 1 on the Spanish dairy products market. Riviana Foods, a subsidiary of Ebro Puleva, S.A. is one of the largest processors, marketers and distributors of branded and private label rice products in the United States.

Forward-Looking Statements

This press release contains projections of future results and other forward-looking statements. One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts.

These statements are based on the Company’s current assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation

Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the Company. These factors include: (a) the effect on the Company of competition in its markets, changes in consumer preferences and demand for its products, including diet trends, changing prices for its raw materials and local economic and market conditions; (b) the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity; (c) the Company’s ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program; (d) the impact of gains or losses, or lost operating income, from the sales of businesses that are less of a strategic fit within the Company’s portfolio; (e) the effects of foreign economies, changes in tax requirements and currency movements; (f) fluctuations in levels of customer inventories and credit and other business risks related to the operations of the Company’s customers; (g) the Company’s access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc.; (h) the Company’s benefit expense, which is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees; (i) the impact of recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations, potential claims relating to false or deceptive advertising under consumer protection or other laws and the possibility that consumers could lose confidence in the safety and quality of certain food products; (j) consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids; and (k) potential short-term volatility in the trading volume and market price of the Company’s stock as a result of a spin-off of the Company from Altria Group, Inc. Developments in any of these areas could cause the Company’s results to differ materially from results that have been or may be projected by or on behalf of the Company. The Company cautions that the foregoing list of important factors is not exclusive. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and 8-K. Any forward-looking statements in this press release are made as of the date hereof. The Company does not undertake to update any forward-looking statement.